Comparison of change in value of $10,000 investment in Dreyfus Premier International Growth Fund
Class A shares
and the Morgan Stanley Capital International World ex U.S. Index

EXHIBIT A:

            Dreyfus Premier
              International       Morgan Stanley
  PERIOD      Growth Fund      Capital International
            (Class A shares)   World ex U.S. Index *

  1/31/92         9,427              10,000
 10/31/92        10,317               8,835
 10/31/93        11,933              12,066
 10/31/94        12,604              13,259
 10/31/95        13,199              13,243
 10/31/96        14,546              14,727
 10/31/97        16,728              15,492
 10/31/98        15,975              16,836
 10/31/99        19,289              20,790
 10/31/00        21,352              20,491
 10/31/01        12,954              15,296

* Source: Lipper Inc.